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                                                                     EXHIBIT 4.9


                          MotivePower Industries, Inc.

                           DEFERRED COMPENSATION PLAN

                                    ARTICLE I

                             PURPOSE AND BACKGROUND

         The purpose of this Deferred Compensation Plan (the "Plan") is to provide current tax planning opportunities as well as supplemental funds for the retirement or death of employees of MotivePower Industries, Inc. ("Company") and its subsidiaries and affiliated corporations and business entities. The Plan shall be in addition to existing deferred compensation plans and arrangements maintained by the Company. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing them with these benefits. The Plan was originally adopted effective as of April 23, 1994 ("Effective Date") and has been amended and restated in the form of this document effective as of February 10, 1997.

         References are to the Plan unless otherwise indicated.


                                   ARTICLE II

                                   DEFINITIONS

         For the purposes of the Plan, the following terms have the meanings indicated, unless the context clearly indicates otherwise:

         2.1 Account. "Account" means the Account as maintained by the Employer in accordance with Article IV with respect to any Compensation deferred pursuant to the Plan. A Participant's Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. Separate subaccounts shall be maintained to properly reflect the Participant's balance and earnings thereon. A Participant's Account shall not constitute or be treated as a trust fund of any kind.

         2.2 Administrative Committee. "Administrative Committee" means the committee appointed to administer the Plan as provided by Section 7.2.

         2.3 Beneficiary. "Beneficiary" means the person, persons or entity entitled under Article VI to receive any Plan Benefits payable after a Participant's death.

         2.4 Cause. "Cause" means a Participant's:

                  (i) Conviction of any criminal violation involving dishonesty, fraud or breach of trust;

                  (ii) Willful engagement in any misconduct in the performance of duties that materially injures the Employer, monetarily or otherwise;

                  (iii) Performance of any act which, if known to any customers, clients or stockholders of any entity included in those comprising the Employer would materially and adversely affect the Employer's business; or
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                  (iv) Willful and substantial nonperformance of assigned duties
         (other than that resulting from the Participant's incapacity due to physical or mental illness) which has continued after the Board of Directors of an entity included in those comprising the Employer and which employs the Participant has given written notice of the nonperformance to Participant, which notice specifically identifies the manner in which the Board of Directors believes that the Participant has not substantially performed duties and which indicates the Board of Directors' intention to terminate Participant's employment because of the nonperformance. For purposes of clauses (ii) and (iv) of this Section, no act or omission on the Participant's part shall be deemed "willful" if committed or omitted in good faith and with a reasonable belief that the action was in the best interest of the Employer.

         2.5 Code. "Code" means the Internal Revenue Code of 1986, as amended.

         2.6 Compensation. "Compensation" means the salary and bonuses payable to a Participant during the calendar year and considered to be "wages" for purposes of federal income tax withholding, increased by amounts deferred under the Plan, salary reduction contributions under Code Section 401(k), or any other deferral arrangements. For purposes of the Plan, the term "bonus" includes the amount of the Company's financial obligation arising from a Participant's exercise of SARs. Compensation does not include expense reimbursements, any form of noncash Compensation or benefits, group life insurance premiums, or any other payments or benefits other than salary and bonuses as described above.

         2.7 Compensation Committee. "Compensation Committee" means the Compensation Committee of the Company's Board of Directors.

         2.8 Deferral Commitment. "Deferral Commitment" means an election to defer Compensation made by a Participant pursuant to Article III and for which a Participation Agreement has been submitted by the Participant to the Administrative Committee.

         2.9 Deferral Period. "Deferral Period" means the period over which a Participant has elected to defer a portion of the Participant's Compensation. Each calendar year shall be a separate Deferral Period, provided that the Deferral Period may be modified pursuant to Section 3.4.

         2.10 Determination Date. "Determination Date" means the last day of each calender month.

         2.11 Earnings Indices. "Earnings Indices" means the portfolios and funds selected from time to time by the Administrative Committee and among which a Participant may direct the investment of the Participant's Account (except for any portion attributable to basic employer makeup contributions under Section 4.4(a) and except as may be restricted for any portion attributable to any employer discretionary contribution under Section 4.5) for purposes of calculating the Rate of Return.

         2.12 Elective Deferred Compensation. "Elective Deferred Compensation" means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Commitment.



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         2.13 Employer. "Employer" means MotivePower Industries, Inc., any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Compensation Committee.

         2.14 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         2.15 Financial Hardship. "Financial Hardship" means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship if an early withdrawal from the Plan were not permitted and to be determined by the Administrative Committee on the basis of information supplied by the Participant.

         2.16 Participant. "Participant" means any individual who is participating or has participated in this Plan as provided in Article III.

         2.17 Participation Agreement. "Participation Agreement" means the agreement submitted by a Participant to the Administrative Committee prior to the beginning of a Deferral Period, with respect to a Deferral Commitment made for that Deferral Period.

         2.18 Plan Benefit. "Plan Benefit" means the benefit payable to a Participant as calculated in Article V.

         2.19 Rate of Return. "Rate of Return" means the amount credited to a Participant's Account under Section 4.6 to be determined by the Administrative Committee based upon the net performance of the Earnings Indices selected by the Participant as to any amount attributable to Elective Deferred Compensation and employer matching makeup contributions, of the Company's stock fund as to any amount attributable to basic employer makeup contributions under Section 4.4(a), and in accordance with the investment rights and limitations specified in a special Participation Agreement for any employer discretionary contribution under Section 4.5.

         2.20 SARs. "SARs" means stock appreciation rights provided by the Employer to a Participant.


                                   ARTICLE III

                     PARTICIPATION AND DEFERRAL COMMITMENTS

         3.1 Eligibility and Participation.

                  (a) Eligibility. An employee of the Employer shall be eligible to defer Compensation into this Plan if:

                           (i) The employee's base rate of pay exceeds one
                  hundred thousand dollars ($100,000) on September 1 of the prior calendar year; or

                           (ii) The employee is selected by the Administrative
                  Committee and the employee is either a highly compensated employee or a member of a select group of management of the Employer; or

                           (iii) The employee's Compensation exceeds the limit
                  in Code Section 401(a)(17).



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                  (b) Participation. All employees with Compensation in excess of the Code Section 401(a)(17) limit and any eligible employee who elects to defer Compensation under the Plan or who has an Account balance under the Plan shall be a Participant in the Plan. An eligible employee may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Administrative Committee by November 30 of the calendar year immediately preceding the Deferral Period. With respect to amounts earned commencing January 1 of any calendar year, the Administrative Committee, at its sole discretion, may allow an eligible employee to submit a Participation Agreement to the Administrative Committee by December 31 of the immediately preceding calendar year.

                  (c) Part-Year Participation. In the event that an employee first becomes eligible, or again becomes eligible following a period of suspended eligibility, to defer Compensation during a calendar year, a Participation Agreement must be submitted to the Administrative Committee no later than thirty (30) days following notification to the employee of eligibility to defer, and the Participation Agreement shall be effective only with regard to Compensation earned or payable following the submission of the Participation Agreement to the Administrative Committee.

         3.2 Form of Deferral. A Participant may elect Deferral Commitments in the Participation Agreement as follows:

                  (a) Salary Deferral Commitment. A salary Deferral Commitment shall apply to the salary Compensation payable by the Employer to the Participant during the Deferral Period. The amount to be deferred shall be stated as a percentage or dollar amount.

                  (b) Bonus Deferral Commitment. A bonus Deferral Commitment shall apply to the bonus Compensation payable by the Employer to the Participant during the Deferral Period. If the bonus is cash payable upon the exercise of SARs, the Deferral Commitment shall apply to SARs that are exercised during the Deferral Period. The amount to be deferred shall be stated as a percentage or dollar amount.

         3.3 Limitations on Deferral Commitments. The following limitations shall apply to Deferral Commitments:

                  (a) Minimum. The minimum salary deferral amount shall be one hundred dollars ($100) for each pay period. There shall be no minimum deferral amount for bonus Compensation in a bonus Deferral Commitment.

                  (b) Maximum. The maximum deferral amount shall be fifty percent (50%) of salary Compensation in a salary Deferral Commitment and one hundred percent (100%) of bonus Compensation in a bonus Deferral Commitment.

                  (c) Changes in Minimum or Maximum. The Administrative Committee may change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. No such change may affect a Deferral Commitment made prior to the Administrative Committee's action.



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         3.4 Modification of Deferral Commitment. A Deferral commitment shall be irrevocable except that the Administrative Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment upon a finding that the Participant has suffered a Financial
Hardship.


                                   ARTICLE IV

                         DEFERRED COMPENSATION ACCOUNTS

         4.1 Accounts. For record keeping purposes only, an Account shall be maintained for each Participant. Separate subaccounts shall be maintained to the extent necessary to properly reflect the Participant's election of Earnings Indices, basic employer makeup contributions and total vested or nonvested Account balance.

         4.2 Elective Deferred Compensation. A Participant's Elective Deferred Compensation shall be credited to the Participant's Account at the same time as the corresponding nondeferred portion of the Compensation becomes or would have become payable. Any withholding of taxes or other amounts with respect to deferred Compensation which is required by federal, state, or local law shall be withheld from the Participant's nondeferred Compensation to the maximum extent possible with any excess being withheld from the Participant's Account.

         4.3 Allocation of Deferred Compensation. Each Participant shall direct the allocation of the Participant's Account attributable to Elective Deferred Compensation and employer matching makeup contributions among the Earning Indices selected from time to time by the Administrative Committee. For any period and Account portion for which the Administrative Committee designates the Company's stock as a component of the Earning Indices, an allocation to the Company's stock account will be subject to Section 4.3(b).

                  (a) A Participant's initial allocation shall be made in a Participation Agreement. If a Participant has not made an allocation election, the Participant's Account shall be allocated to a money market or equivalent component of the Earnings Indices. A Participant may change an allocation among Earning Indices on the first day of each month, provided the Participant gives notice to the Administrative Committee of the change at least twenty (20) days before the beginning of the month.

                  (b) Except for basic employer makeup contributions, an allocation to the Company's stock account will not become effective until the Company could reasonably make an equivalent actual investment in the Company's stock without any material disruption of the market for its stock. This restriction applies whether or not the Company actually causes an investment to be made in its stock upon an allocation election to the Company's stock account. If the period of time between when an allocation election would otherwise have become effective without application of this Section 4.3(b) and the actual effective date after application of this Section 4.3(b) exceeds thirty
         (30) days, the portion of the Participant's Account which is to be invested in the Company's stock account will be deemed to have been allocated to a money market or equivalent component of the Earnings Indices for that period. Determinations under this Section 4.3(b) shall



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         be made by the Administrative Committee. An allocation to the Company's stock account resulting from a basic employer makeup contribution shall be effective as provided in Section 4.4.

         4.4 Makeup Contributions.

                  (a) A Participant shall receive a basic employer makeup contribution equal to the lesser of (i) two percent (2%) of the Participant's Compensation or (ii) a lesser percentage of the Participant's Compensation as is provided from time to time for basic employer contributions under the Company's 401(k) plan, less, in either case, the basic employer contribution to the Company's 401(k) plan required to be allocated and invested in the Company's stock for the benefit of the Participant. This basic employer makeup contribution shall be credited to the Company's stock account and the Participant shall have no right to elect an investment alternative at any time with respect to any basic employer makeup contribution or related earnings. Participants are not required to defer any amounts into the Plan in order to receive a basic employer makeup contribution under this subsection.

                  (b) If a Participant defers compensation into the Company's 401(k) plan an amount equal to the limit as set forth in Code
         Section 402(g), the Participant shall receive an additional employer matching makeup contribution equal to fifty percent (50%) of the first six percent (6%) of Compensation deferred into the Company's 401(k) plan and this Plan, less the amount of the employer matching contribution made by the Employer to the Company's 401(k) Plan for the benefit of the Participant. This employer matching makeup contribution shall be allocated as elected by the Participant.

         The total amount of Employer contributions to a Participant under this section and under the Company's 401(k) plan for any year may never exceed five percent (5%) of Compensation. All employer makeup contributions under this section shall be credited to the Participant's account no later than forty-five
(45) days after the end of the calendar year they would have been credited to the Company's 401(k) plan if not for the limitations contained in the Code.

         4.5 Employer Discretionary Contributions. Employer may make discretionary contributions to the Participant's Account. Discretionary contributions shall be credited at times and in amounts as the Compensation Committee in its sole discretion shall determine. The amount of the discretionary contributions shall be evidenced in a special Participation Agreement approved by the Administrative Committee. The special Participation Agreement shall include any rights and limitations on investment alternatives applicable to any employer discretionary contribution.

         4.6 Rate of Return. The Accounts shall be credited monthly with the Rate of Return specified in Section 2.19.

         4.7 Determination of Accounts. Each Participant's Account as of each Determination Date shall consist of the balance of the Participant's Account as of the immediately preceding Determination Date, plus the Participant's Elective Deferred Compensation credited, any basic employer makeup contributions credited, any employer matching



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makeup contributions credited, any employer discretionary contributions credited and the applicable Rate of Return, minus the amount of any distributions made, since the immediately preceding Determination Date.

         4.8 Vesting of Accounts. Each Participant shall be vested in the amounts credited to that Participant's Account and earnings thereon as follows:

                  (a) Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in any Elective Deferred Compensation elected to be deferred under this Plan and Rate of Return thereon.

                  (b) Employer Makeup Contributions. Employer basic makeup contributions and employer matching makeup contributions to the Participant's account, and Rate of Return thereon, shall be vested to the same extent that those types of contributions vest under the Company's 401(k) plan. All Employer makeup contributions to this Plan shall be forfeited if the Participant is terminated for Cause.

                  (c) Employer Discretionary Contributions. Employer Discretionary Contributions and Rate of Return thereon shall be vested as set forth in the special Participation Agreement.

         4.9 Statement of Accounts. The Administrative Committee shall submit to each Participant, within one hundred twenty (120) days after the close of each calendar year, or at another time as determined by the Administrative Committee, a statement setting forth the balance to the credit of the Participant's Account.


                                    ARTICLE V

                                  PLAN BENEFITS

         5.1 Distributions Prior to Termination of Employment. A Participant's Account may be distributed to the Participant prior to termination of employment with the Employer as follows:

                  (a) In-Service Withdrawals. A Participant may elect in a Participation Agreement to withdraw all or any portion of the Elective Deferred Compensation amount deferred by that Participation Agreement as of a date specified in the election. The date shall not be sooner than seven (7) years after the date the Deferral Period commences. The amount withdrawn shall not exceed the amount of Compensation deferred, without earnings and shall not include any employer basic or matching makeup contribution. The election shall be made at the time the Deferral Commitment is made and shall be irrevocable.

                  (b) Hardship Withdrawals. Upon a finding that a Participant has suffered a Financial Hardship, the Administrative Committee may, in its sole discretion, make distributions from the Participant's Account. The amount of the withdrawal shall be limited to the amount reasonably necessary to meet the Participant's needs resulting from the Financial Hardship. If payment is made due to Financial Hardship under the Plan, the Participant's deferrals under the Plan shall cease for a twelve
         (12) month period. Any resumption of the Participant's deferrals under the Plan after that twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.



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                  (c) Form of Payment and Time. Any distribution pursuant to
         Section 5.1(a) or 5.1(b) shall be payable in a lump sum. The distribution shall be paid in the case of an in-service withdrawal, as provided in the Participation Agreement, and in case of a Financial Hardship, within thirty (30) days after the Administrative Committee approves the Financial Hardship

         5.2 Distributions Following Termination of Employment. Upon a Participant's termination of employment with the Employer for any reason (which termination shall be for a period of at least five (5) days) the Employer shall pay to the Participant or, in the case of death, the Participant's Beneficiary, benefits equal to the vested balance in the Participant's Account.

         5.3 Form of Benefit Payment Following Termination of Employment.

                  (a) Subject to Section 5.3(b), benefits shall be paid in the form selected by the Participant in the Participation Agreement at the time of the Deferral Commitment. Options include:

                           (i) A lump sum payment.

                           (ii) Equal annual installments of the Account and
                  Rate of Return amortized over a period of five (5), ten (10), or fifteen (15) years. The Account shall be initially amortized with an assumed Rate of Return of seven percent (7%) unless the Participant selects, and the Administrative Committee approves, an alternative assumed Rate of Return. The Account shall be reamortized annually based upon the actual Rate of Return for the Account for the immediately preceding twelve (12) months.

                  (b) Small Account(s). Notwithstanding Section 5.3(a), if a Participant's Account is less than fifty thousand dollars ($50,000) on the date of termination, the benefit shall be paid in a lump sum.

         5.4 Commencement of Deferral Payment.

                  (a) Subject to Section 5.4(b), benefits that are payable upon a Participant's termination of employment with the Employer shall commence as elected by the Participant in a Participation Agreement. Options are:
                           (i) Payments to commence as soon as practical in the
                  calendar year following termination, but in no case more than ninety (90) days after the beginning of the calendar year.

                           (ii) Payment to commence as soon as practical in the
                  calendar year following termination, but in no case more than ninety (90) days after the beginning of the calendar year.

                           (iii) Payments to commence as soon as practical in
                  the calendar year following the later of the Participant's termination or obtainment of an age selected by the Participant, which shall not exceed age sixty-five (65). If a Participant has selected this option and has an account balance of less than fifty thousand dollars ($50,000) at termination, the benefit shall commence as if the Participant had selected payment under Section 5.4(a)(ii) above.

                  (b) Notwithstanding Section 5.4(a), a Participant who is a "covered employee" as defined in Code Section 162(m)(3) shall receive the first benefit payment as if the Participant had elected payment under



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         Section 5.4(a)(ii), unless the Participant elects payment under Section
         5.4(a)(iii) and the commencement date is after the date payable under
         Section 5.4(a)(ii).

         5.5 Timing of Election. As long as the election is made and filed with the Administrative Committee at least twelve (12) full months prior to termination of employment, a Participant may elect to change the form of benefit payment (see Section 5.3) or the timing of benefit commencement (see Section 5.4). In no case may a Participant change an election in the twelve (12) months preceding termination of employment.

         5.6 Death Benefit. Upon the death of a Participant, the Employer shall pay to the Participant's Beneficiary an amount equal to the remaining unpaid balance of the Participant's Account in a lump sum.

         5.7 Accelerated Distribution. Notwithstanding any other provision of the Plan, at any time a Participant shall be entitled to receive, upon written request to the Administrative Committee, a lump sum distribution equal to ninety percent (90%) of the vested Account balance as of the Determination Date immediately preceding the date on which the Administrative Committee receives the written request. The remaining balance shall be forfeited by the Participant. The amount payable under this section shall be paid in a lump sum within thirty (30) days following the receipt of the notice by the Administrative Committee from the Participant. If a Participant receives a distribution under this Section, the Participant's Deferral Commitments for the remaining portion of that calendar year shall be revoked and the Participant shall not be permitted to make Deferral Commitments for a period of one (1) year from the date of distribution.

         5.8 Withholding for Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from the payments made hereunder any taxes required to be withheld by the federal or any state or local government, including any amount which the Employer determines is reasonably necessary to pay any generation-skipping transfer tax which is or may become due. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code Section 3405(a)(2), or any successor provision thereto.

         5.9 Valuation and Settlement. The amount of a lump sum payment and the initial amount of installments shall be based on the value of the Participant's Account on the Determination Date immediately preceding the payment or commencement of installment payments.

         5.10 Payment to Guardian. The Administrative Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of a legal representative, the Administrative Committee may, in it sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Administrative Committee of incompetency, minority, or incapacity. The distribution shall completely discharge the Administrative Committee from all liability with respect to the benefit.




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                                   ARTICLE VI

                             BENEFICIARY DESIGNATION

         6.1 Beneficiary Designation. Subject to Section 6.3, each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of the Participant's Account. Each Beneficiary designation shall be in a written form prescribed by the Administrative Committee and shall be effective only when filed with the Administrative Committee during the Participant's lifetime.

         6.2 Changing Beneficiary. Subject to Section 6.3, any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Administrative Committee. The filing of a new designation shall cancel all designations previously filed.

         6.3 Community Property. If the Participant resides in a community property state, the following rules shall apply:

                  (a) If the Participant is married, the Participant's designation of a Beneficiary other than the Participant's spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established the consent cannot be obtained because the spouse cannot be located.

                  (b) If the Participant is married, the Participant's Beneficiary designation may be changed by a Participant with the consent of the Participant's spouse as provided for in Section 6.3(a) by the filing of a new designation with the Administrative Committee.

                  (c) If the Participant's marital status changes after the Participant has designated a Beneficiary, the following shall apply:

                           (i) If the Participant is married at the time of
                  death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in Section 6.3(a).

                           (ii) If the Participant is unmarried at the time of
                  death but was married when the designation was made:

                                    a) The designation shall, be void if the
                           spouse was named as Beneficiary.

                                    b) The designation shall remain valid if a
                           nonspouse Beneficiary was named.

                           (iii) If the Participant was married when the
                  designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

         6.4 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a Participant dies before the Participant or before complete distribution of the Participant's benefits,



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the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

                  (a) The Participant's spouse;

                  (b) The Participant's children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then the issue shall take by right of representation the share the parent would have taken if living;

                  (c) The Participant's estate.


                                   ARTICLE VII

                                 ADMINISTRATION

         7.1 Administrative Committee; Duties. This Plan shall be administered by the Administrative Committee. The Administrative Committee shall consist of at least three (3) individuals appointed by the Compensation Committee or the Company's Chief Executive Officer. Subject to Section 9.1, the Administrative Committee shall have the authority to amend (but not terminate) the Plan, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in the administration. A majority vote of the Administrative Committee members shall control any decision. Members of the Administrative Committee may be Participants under this Plan.

         7.2 Agents. The Administrative Committee may, from time to time, employ agents and delegate to them administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

         7.3 Binding Effect of Decisions. The decision or action of the Administrative Committee with respect to any question arising out of or in connection, with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and, binding upon all persons having any interest in the Plan.

         7.4 Indemnity of Administrative Committee. The Company shall indemnify and hold harmless the members of the Administrative Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of the person's service on the Administrative Committee, except in the case of gross negligence or willful misconduct.





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                                  ARTICLE VIII

                                CLAIMS PROCEDURE

         8.1 Claim. The Administrative Committee shall establish rules and procedures to be followed by Participants and Beneficiaries in (a) filing claims for benefits, and (b) for furnishing and verifying proofs necessary to establish the right to benefits in accordance with the Plan, consistent with the remainder of this Article. The rules and procedures shall require that claims and proofs be made in writing and directed to the Administrative Committee.

         8.2 Review of Claim. The Administrative Committee shall review all claims for benefits. Upon receipt by the Administrative Committee of a claim, it shall determine all facts which are necessary to determine the right, if any, of the claimant to benefits under the provisions of the Plan and the amount thereof as herein provided within ninety (90) days of receipt of a claim. If prior to the expiration of the initial ninety (90) day period, the Administrative Committee determines additional time is needed to come to a determination on the claim, the Administrative Committee shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of one hundred eighty (180) days from the date the application was received.

         8.3 Notice of Denial of Claim. In the event that any Participant, Beneficiary or other claimant claims to be entitled to a benefit under the Plan, and the Administrative Committee determines that the claim should be denied in whole or in part, the Administrative Committee shall, in writing, notify the claimant that the claim has been denied, in whole or in part, setting forth the specific reasons for the denial. The notification shall be written in a manner reasonably expected to be understood by the claimant and shall refer to the specific sections of the Plan relied on, shall describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary, and where appropriate, shall include an explanation of how the claimant can obtain reconsideration of the denial.

         8.4 Reconsideration of Denied Claim.

                  (a) Within sixty (60) days after receipt of the notice of the denial of a claim, the claimant or duly authorized representative may request, by mailing or delivery of a written notice to the Administrative Committee, a reconsideration by the Administrative Committee of the decision denying the claim. If the claimant or duly authorized representative fails to request a reconsideration within the sixty (60) day period, it shall be conclusively determined for all purposes of the Plan that the denial of the claim by the Administrative Committee is correct. If the claimant or duly authorized representative requests a reconsideration within the sixty (60) day period, the claimant or dully authorized representative shall have thirty (30) days after filing a request for reconsideration to submit additional written material in support of the claim, review pertinent documents, and submit issues and comments in writing.

                  (b) After the reconsideration request, the Administrative Committee shall determine within sixty (60) days of receipt of the claimant's request for reconsideration whether the denial of the claim was correct and shall notify the claimant in writing of its determination. The written notice of decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. In the event of special circumstances determined by the Administrative Committee, the time for the Administrative Committee to make a decision may be extended by an additional sixty (60) days upon written notice to the claimant prior to the commencement of the extension.

         8.5 Employer to Supply Information. To enable the Administrative Committee to perform its functions, the Employer shall supply full and timely information to the Administrative Committee of all matters relating to the retirement, death or other cause for termination of employment of all Participants, and the other pertinent facts as the Administrative Committee may require.


                                   ARTICLE IX

                        AMENDMENT AND TERMINATION OF PLAN

         9.1 Amendment. The Administrative Committee may at any time amend the Plan by written instrument, notice of which is given to all Participants and to any Beneficiaries to whom a benefit is due, subject to the following:

                  (a) Preservation of Account Balance. No amendment shall reduce the amount accrued in any Account to the date the notice of the amendment is given.

                  (b) Changes in Earnings Rate. No amendment shall reduce the Rate of Return to be credited after the date of the amendment to the amount already accrued in any Account and any Deferred Compensation credited to the Account under Deferral Commitments already in effect on that date.

         9.2 Employer's Right to Terminate. The Compensation Committee may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Employer.

                  (a) Partial Termination. The Compensation Committee may partially terminate the Plan by instructing the Administrative Committee not to accept any additional Deferral Commitments. If a partial termination occurs, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of the partial termination.

                  (b) Complete Termination. The Compensation Committee may completely terminate the Plan by instructing the Administrative Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. If a complete termination occurs, the Plan shall cease to operate and the Employer shall pay out each Account. Payment shall be made in substantially equal annual installments over the following period, based on the Account balance:

         Account Balance                                    Payout Period
         ---------------                                    -------------
         Less than $100,000                                    Lump Sum
         $100,000 but less than $500,000                        3 Years
         More than $500,000                                     5 Years

         Payments shall commence within sixty (60) days after the Compensation Committee terminates the Plan and the unpaid Account balance shall continue to be credited with the applicable Rate of Return.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Unfunded Plan. The Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a "select group of management or highly-compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA , and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

         10.2 Unsecured General Creditor. Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Employer or any other party for payment of benefits under the Plan. Any life insurance policies, annuity contracts or other property purchased by the Employer in connection with the Plan shall remain its general, unpledged and unrestricted assets. The Employer's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

         10.3 Trust Fund. At its discretion, the Employer may establish one (1) or more trusts, with any trustees as the Administrative Committee may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although any such trust shall be irrevocable, its assets shall be held for payment of all the Company's general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan are paid from a trust, the Employer shall have no further obligation to pay them. If not paid from a trust, the benefits shall remain the obligation of the Employer.

         10.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

         10.5 Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge a Participant at any time.

         10.6 Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by taking any physical examinations as the Employer may deem necessary and taking other action as may be requested by the Employer.

         10.7 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania, except as that law is preempted by ERISA or by other federal law.

         10.8 Validity. In case any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if the illegal and invalid provision had never been inserted herein.

         10.9 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. The notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Administrative Committee shall be directed to the Company's address. Mailed notice to a Participant or Beneficiary shall be directed to the individuals last known address in the Employer's records.

         10.10 Successors. The provisions of the Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.